Exhibit 99.1

Oncobiologics Announces Closing of Strategic Partnership Deal

with GMS Tenshi Holdings

Cranbury, NJ – October 31, 2017 — Oncobiologics, Inc. (NASDAQ:ONS), today announced that it closed the sale of the remaining securities to GMS Tenshi Holdings Pte. Limited (“GMS Tenshi”) in the previously announced $25.0 million private placement, which builds a strategic partnership to accelerate the commercialization of Oncobiologics’ biosimilar candidates. Oncobiologics stockholders approved the transaction, along with all of the other proposals voted upon, at its Annual Meeting of Stockholders held on October 26, 2017.

As previously announced, on September 7, 2017, Oncobiologics and GMS Tenshi entered into a purchase agreement providing for the private placement of $25.0 million of Oncobiologics’ Series A Convertible Preferred Stock (“Series A”), as well as warrants to acquire up to an additional 16,750,000 shares of its common stock (the “Warrants”) having an aggregate exercise price of approximately $15.0 million. Oncobiologics closed the initial sale of 32,628 shares of Series A to GMS Tenshi for approximately $3.3 million of cash on September 11, 2017 and entered into an Investor Rights Agreement in connection therewith. Also on September 7, 2017, Oncobiologics and GMS Tenshi entered into a Joint Development and License Agreement (which superseded and replaced an earlier agreement) providing for the license to GMS Tenshi of rights to Oncobiologics’ two lead biosimilar assets, ONS-1045 (biosimilar to Avastin®) and ONS-3010 (biosimilar to Humira®) in emerging markets, excluding China, India and Mexico, for an aggregate of $5.0 million in upfront and milestone payments, as well as potential additional milestones of up to $5.0 million and a net profit share. On October 31, 2017, Oncobiologics closed the sale of the additional 217,372 remaining shares of Series A and the Warrants for approximately $21.7 million of cash.

Effective upon the closing of the sale of remaining Series A and Warrants to GMS Tenshi, Oncobiologics’ Board appointed Claudio Albrecht and Yezan Haddadin to its Board of Directors, which individuals filled vacancies on the Board created by the resignations of Todd M. Brady, M.D., Ph.D. and Albert D. Dyrness, which were effective as of the closing of the sale of the remaining Series A and Warrants to GMS Tenshi. Each of Mr. Albrecht and Mr. Haddadin was designated by GMS Tenshi under the Investor Rights Agreement dated September 11, 2017.

Oncobiologics’ Chairman and Chief Executive Officer, Pankaj Mohan, Ph.D., commented, “this partnership with GMS Tenshi provides us with real world operational experience and financial expertise to complete the development and commercialization of our biosimilar drug product candidates with a global perspective. This investment will also significantly enhance our commercialization abilities in emerging markets, along with our partnering and licensing capabilities. Our new collaborator shares in our vision to accelerate the commercialization of the BioSymphony™ Platform and our pipeline, in the hopes of bringing affordable biologic drugs to patients around the world.”

On October 31, 2017, pursuant to that certain previously announced Purchase and Exchange Agreement dated September 7, 2017 by and among Oncobiologics, Inc. and two of its existing investors, Oncobiologics also exchanged $1.5 million aggregate principal amount of its outstanding senior secured notes held by such investors for 1,500,000 of Oncobiologics’ non-voting, Series B Convertible Preferred Stock concurrent with the issuance of the remaining 217,372 shares of Series A and Warrants to GMS Tenshi.

About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. Its current focus is on technically challenging and commercially attractive monoclonal antibodies (mAbs) in the disease areas of immunology and oncology. Oncobiologics is advancing its pipeline of biosimilar products, two of which are currently in clinical development. Led by a team of biopharmaceutical experts, Oncobiologics operates from an in-house state-of-the-art fully integrated research and development, and manufacturing facility in Cranbury, New Jersey. Oncobiologics employs its BioSymphony™ Platform to address the challenges of biosimilar development and commercialization by developing high quality mAb biosimilars in an efficient and cost-effective manner on an accelerated timeline. For more information, please visit www.oncobiologics.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. These include statements about the effects of partnering with GMS Tenshi on our ability to continue development of, and potentially commercialize, our biosimilar product candidates, among others. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Therefore, they may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

CONTACTS:

Oncobiologics:

Lawrence A. Kenyon

Chief Financial Officer

LawrenceKenyon@oncobiologics.com

Media & Investors:

Alex Fudukidis

Russo Partners, LLC

alex.fudukidis@russopartnersllc.com